Exhibit 99.1

FG Financial Group, Inc. Reports Second Quarter 2021 Financial Results

08/16/2021

Execution of SPAC Investment Services Strategy and Ramping of Reinsurance Business Delivers Year-Over-Year Revenue Increase of $3.7 Million

ST. PETERSBURG, FL — FG Financial Group, Inc. (Nasdaq:FGF) (the “Company”), a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital to SPAC and SPAC sponsor-related businesses, today announced results for the second quarter and six months ended June 30, 2021.

FGF CEO Larry Swets, Jr. commented, “During the second quarter we made considerable progress advancing our complementary SPAC and reinsurance growth strategy which resulted in revenue growth and the Company’s first quarterly profit from continuing operations since the sale of our primary insurance business. On the SPAC side of our business, in May we launched our second SPAC investment, Aldel Financial, with the co-founder of Fortress Investment Group. Furthermore, subsequent to the close of the quarter, FG New America consummated its business combination with OppFi, a fast growing and profitable financial technology platform.

“On the reinsurance side of the business, we wrote our second contract with a leading Insurtech company and remain enthusiastic about the opportunities we are seeing with the hardening insurance market. We look forward to continuing to put capital to work and to growing intrinsic value per share with our long-term focus using fundamental research for the effective allocation of capital to asymmetric risk/reward opportunities.”

Select 2021 Second Quarter and Six Months Financial Results and Highlights

Net loss attributable to common shareholders for the second quarter decreased to $0.7 million, or ($0.13) per fully diluted share, compared to a loss of $2.92 million, or $(0.48) per fully diluted share for the second quarter of 2020. Net loss attributable to common shareholders for the six-month period was $1.0 million, or $(0.20) per fully diluted share compared to a net loss of $11.57 million or $(1.91) per fully diluted share for the first six months of 2020.

The Company’s 2021 second quarter and six-month financial results included:

●	The Company reported its first quarterly income from continuing operations in the second quarter of $0.4 million compared to a loss from continuing operations of $2.6 million in the second quarter of last year.

●	Net premiums earned increased significantly to $0.9 million from $0 in the second quarter of last year and sequentially as compared to $0.2 million in the first quarter of 2021. The Company wrote its second reinsurance contract with a leading automotive Insurtech company during the quarter.

●	Unrealized gains in our SPAC investments of $1.5 million and $5.1 million for the quarter and six-month period. Subsequent to the close of the quarter, FG New America Acquisition Corp. consummated its business combination with OppFi, Inc., a leading financial technology platform that powers banks to offer accessible products to everyday consumers. Additionally, in May, FG Financial SPAC Platform investment Aldel Financial successfully completed its IPO. Aldel is led by Rob Kauffman, the co-founder of Fortress Investment Group, and is primarily targeting companies exiting a restructuring process, or that otherwise have transient current shareholders, that would benefit from becoming a public company.

●	Non-cash losses of $(0.69) million in the quarter associated with the change in fair value of the Company’s investment in the common stock of FedNat Holding Company (Nasdaq:FNHC) (“FedNat”).

●	Payment of the 8% Series A Preferred Share dividend of $0.79 million, which represents the Company’s 13th consecutive quarter of paying the full dividend due on the Preferred shares since their issuance in February 2018.

●	General and administrative expense of $1.7 million and $3.7 million for the three month and six-month periods respectively. This includes the shared services fee of $0.5 million and $0.9 million for the three and six-month periods respectively with our related party Fundamental Global Management, LLC, as well as additional compensation expense compared to the prior year as the Company continues to add employees to support its growing reinsurance and SPAC related businesses.

Balance Sheet Highlights

As of June 30, 2021, key balance sheet items included:

●	Cash and cash equivalents of $10.4 million. In the second quarter we closed on the public offering of 194,580 shares of our 8% Series A Cumulative Preferred Stock, resulting in approximately $4.2 million net proceeds to the Company.

●	Equity securities of $17.5 million primarily comprised of FedNat common stock of $5.99 million, and private placements of $10.8 million, which consists primarily of FGNA having an estimated fair value of $7.4 million and Aldel having an estimated fair value of $3.4 million.

●	Total shareholders’ equity of $39.0 million.

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital to SPAC and SPAC sponsor-related businesses. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives, are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: market conditions and risks associated with our limited business operations since the sale of our insurance operations in December 2019 (the “Asset Sale”); risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities, following the Asset Sale; our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return; general conditions in the global economy, including the impact of health and safety concerns from the current outbreak of the COVID-19 coronavirus; our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in real estate assets; potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of not being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a publicly traded company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; volatility or decline of the shares of FedNat Holding Company common stock received by us as consideration in the Asset Sale or limitations and restrictions with respect to our ownership of such shares; risks of being a minority stockholder of FedNat Holding Company; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

jnesbett@imsinvestorrelations.com

FG FINANCIAL GROUP, INC.

Consolidated Statements of Operations

($ in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue:
Net premiums earned	$937	$–	$1,122	$–
Net investment income (loss)	2,241	(571)	4,091	(9,277)
Other income	24	25	79	54
Total revenue	3,202	(546)	5,292	(9,223)

Expenses:
Net losses and loss adjustment expenses	729	–	835	–
Amortization of deferred policy acquisition costs	374	–	431	–
General and administrative expenses	1,659	1,505	3,698	2,310
Total expenses	2,762	1,505	4,964	2,310

Income (loss) from continuing operations before income taxes	440	(2,051)	328	(11,533)
Income tax expense (benefit)	–	520	–	(665)
Net income (loss) from continuing operations	$440	$(2,571)	$328	$(10,868)
Discontinued operations (Note 4):
Gain from sale of the Maison Business, net of taxes	–	–	145	–
Net income (loss)	440	(2,571)	473	(10,868)
Gain attributable to noncontrolling interests	667	–	666	–
Dividends declared on Series A Preferred Shares	447	350	797	700
Loss attributable to FG Financial Group, Inc. common shareholders	$(674)	$(2,921)	$(990)	$(11,568)

Basic and diluted net income (loss) per common share:
Continuing operations	$(0.13)	$(0.48)	$(0.23)	$(1.91)
Discontinued operations	–	–	0.03	–
	$(0.13)	$(0.48)	$(0.20)	$(1.91)

Weighted average common shares outstanding:
Basic and diluted	5,010,377	6,068,106	5,001,731	6,067,975

FG FINANCIAL GROUP, INC.

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
Equity securities, at fair value (cost basis of $27,110 and $24,763, respectively) (includes $11,479 and $4,013 held by the Company’s consolidated VIE, respectively)	$17,467	$12,554
Other investments	6,709	5,334
Cash and cash equivalents (includes $805 and $987 held by the Company’s consolidated VIE, respectively)	10,431	12,132
Funds deposited with reinsured companies	2,718	2,444
Current income taxes recoverable	1,471	1,724
Reinsurance balances receivable	2,235	–
Deferred policy acquisition costs	837	–
Other assets	824	517
Total assets	$42,692	$34,705

LIABILITIES
Loss and loss adjustment expense reserves	$678	$–
Unearned premium reserves	2,529	–
Accounts payable	447	455
Other liabilities	48	57
Total liabilities	$3,702	$512

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 894,580 and 700,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	$22,365	$17,500
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,291,888 and 6,269,821 shares issued as of June 30, 2021 and December 31, 2020, respectively, and 5,010,377 and 4,988,310 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	46,664	47,065
Accumulated deficit	(25,183)	(24,193)
Less: treasury stock at cost; 1,281,511 shares for both periods	(6,185)	(6,185)
Total shareholders’ equity attributable to FG Financial Group, Inc.	37,667	34,193
Noncontrolling interests	1,323	–
Total shareholders’ equity	38,990	34,193
Total liabilities and shareholders’ equity	$42,692	$34,705